Shepherd’s Finance, LLC Reports 2018 Results

JACKSONVILLE, FL – April 3, 2019 (GLOBE NEWSWIRE) – Shepherd’s Finance, LLC (“Shepherd’s” or the “Company”) announced its operating results for the year ended December 31, 2018.

2018 Financial Highlights

●	Loan Growth – Loans receivable, net increased approximately $16.4 million, or 54.7%, to approximately $46.5 million as of December 31, 2018 compared to approximately $30.0 million as of December 31, 2017.

●	Interest and Fee Income Growth – Interest and fee income on loans increased approximately $2.0 million, or 33.6%, to approximately $7.8 million for the year ended December 31, 2018 compared to approximately $5.8 million for the year ended December 31, 2017. The growth resulted from higher construction loan originations.

●	Earnings Decline – Net income decreased approximately $0.1 million, or 14.6%, to $0.7 million for the year ended December 31, 2018 compared to approximately $0.8 million for the year ended December 31, 2017. The decline in net income was primarily due to an increase in loss from the sale and impairment of foreclosed assets of approximately $0.4 million, which was offset by a decrease in salaries and related expenses of approximately $0.3 million.

The CEO of Shepherd’s, Daniel M. Wallach, commented: “While we continued to see significant increases in loan balances, our net income was negatively impacted by an increase in foreclosed assets, which lowered our net interest income. In addition, we incurred losses on the foreclosed assets which lowered our net income. The Company sold two of our foreclosed assets during the fourth quarter of 2018. Currently, the Company owns six foreclosed assets and management currently intends to sell those assets at the appropriate time. The Company anticipates a positive impact on interest income and earnings as a result of any such sale.”

Results of Operations

●	Net interest income increased approximately $0.4 million, or 11.7%, to $3.5 million for the year ended December 31, 2018 compared to approximately $3.1 million for the year ended December 31, 2017. The increase was primarily from higher weighted average outstanding loan balances, which was partially offset by a loss of interest income and default rate interest due to an increase in foreclosed assets.

●	Non-interest expense increased approximately $0.4 million, or 15.9%, to $2.7 million for the year ended December 31, 2018 compared to approximately $2.4 million for the year ended December 31, 2017. The increase in non-interest expense related primarily to an increase in loss from the sale and impairment of foreclosed assets of approximately $0.4 million. During the year ended December 31, 2018, the Company sold two foreclosed assets, which resulted in a loss on the sale of approximately $0.1 million and recorded an increase in impairment losses of approximately $0.2 million compared to the year ended December 31, 2017.

Balance Sheet Management

●	The Company had approximately $1.4 million in cash as of December 31, 2018, compared to approximately $3.5 million as of December 31, 2017.

●	Loans receivable, net totaled approximately $46.5 million as of December 31, 2018, compared to approximately $30.0 million as of December 31, 2017. Construction loan originations increased approximately $22.0 million, or 51.3%, to approximately $65.0 million for the year ended December 31, 2018 compared to approximately $43.0 million for the year ended December 31, 2017. As of December 31, 2018 loans receivable, net included approximately $2.3 million of impaired loans compared to no impaired loans as of December 31, 2017. Our impaired loans totaled 23, consisting of commercial loans from three separate borrowers. Of those, 20 were held by one company that ceased to function due to the unexpected death of the principal business owner during the fourth quarter 2018.

●	Foreclosed assets totaled approximately $6.0 million as of December 31, 2018, compared to approximately $1.0 million as of December 31, 2017. The increase was primarily due to the reclassification of $4.7 million, consisting of $4.5 million of principal from loans receivable, net and $0.2 million of interest from accrued interest receivable, to foreclosed assets on the balance sheet as of December 31, 2018. Total investment in construction and development of foreclosed assets in 2018 was approximately $1.6 million as of December 31, 2018 compared to approximately $0.3 million as of December 31, 2017. During the year ended December 31, 2018, the Company recorded four deeds in lieu of foreclosure. Three of the four were with a certain borrower with a completed home and two lots. The fourth was with a borrower who defaulted on a loan by failing to make interest payments.

●	Notes payable unsecured, net totaled approximately $22.6 million as of December 31, 2018, compared to approximately $16.9 million as of December 31, 2017. A significant portion of the Company’s notes payable unsecured, net was from the Company’s public notes offering, constituting approximately $17.1 million and $13.8 million as of December 31, 2018 and December 31, 2017, respectively. The Company expects its notes payable unsecured balance to increase as it continues to raise funds in its public notes offering.

●	Notes payable secured, net totaled approximately $23.3 million as of December 31, 2018, compared to approximately $11.6 million as of December 31, 2017. The increase primarily resulted from an increase in the balances on the Company’s loan purchase and sale agreements of approximately $7.4 million as of December 31, 2018 compared to the same period of 2017. In addition, lines of credits with affiliates and other secured borrowings increased approximately $0.8 million and approximately $3.5 million, respectively, compared to the same period of 2017.

Notable 2019 Events to Date

●	Third Public Notes Offering Declared Effective - The Company’s third public notes offering for up to $70 million of fixed rate subordinated notes was declared effective by the Securities and Exchange Commission on March 22, 2019.

●	Interest Rates for the Subordinated Notes Program - Shepherd’s offers the following interest rates for its public notes offering, effective as of March 22, 2018:

Maturity (Duration)	Annual Interest Rate	Annual Effective Yield (i)	Effective Yield to Maturity (ii)

12 Months	9.00%	9.38%	9.38%
24 Months	10.00%	10.47%	22.04%
36 Months	10.50%	11.02%	36.84%
48 Months	11.00%	11.57%	54.96%

(i)	The Annual Effective Yield is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself 11 more times, then subtracting the one back off and converting back to a percentage. For instance, for an Annual Interest Rate of 9.00%, we take .09/12 which is 0.0075 plus 1 which is 1.0075, and then multiply 1.0075 by itself 11 more times which yields 1.0938, then subtracting off the 1, leaving 0.0938, and finally converting to a percentage, which gives us an Annual Effective Yield of 9.38%..

(ii)	The Effective Yield to Maturity is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself by (the total number of months of the investment minus one) times, then subtracting the one back off and converting back to a percentage. For instance, for a 48 month investment with an Annual Interest Rate of 11.00%, we take .11/12 which is .00917 plus 1 which is 1.00917, and then multiply 1.00917 by itself 47 more times which yields 1.5496, then subtracting off the 1, leaving 0.5496, and finally converting to a percentage, which gives us an Effective Yield To Maturity of 54.96%.

About Shepherd’s Finance, LLC

Shepherd’s Finance, LLC is headquartered in Jacksonville, Florida and is focused on commercial lending to participants in the residential construction and development industry. As of December 31, 2018, Shepherd’s Finance, LLC had approximately $46.5 million in loan assets with 268 construction and development loans in 18 states with 75 borrowers. For more information, please visit http://www.shepherdsfinance.com.

Forward Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans, or predictions of the future expressed or implied by such forward-looking statements. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. This is neither an offer nor a solicitation to purchase securities.

Shepherd’s Finance, LLC

Consolidated Balance Sheets

As of December 31, 2018, and 2017

(in thousands of dollars)	2018	2017

Assets
Cash and cash equivalents	$1,401	$3,478
Accrued interest receivable	568	720
Loans receivable, net	46,490	30,043
Foreclosed assets	5,973	1,036
Premises and equipment	1,051	1,020
Other assets	327	58
Total assets	$55,810	$36,355
Liabilities and Members’ Capital
Customer interest escrow	$939	$935
Accounts payable and accrued expenses	724	705
Accrued interest payable	2,140	1,353
Notes payable secured, net of deferred financing costs	23,258	11,644
Notes payable unsecured, net of deferred financing costs	22,635	16,904
Due to preferred equity member	32	31
Total liabilities	$49,728	$31,572

Commitments and Contingencies (Note 10)

Redeemable Preferred Equity
Series C preferred equity	$2,385	$1,097

Members’ Capital
Series B preferred equity	1,320	1,240
Class A common equity	2,377	2,446
Members’ capital	$3,697	$3,686

Total liabilities, redeemable preferred equity and members’ capital	$55,810	$36,355

Shepherd’s Finance, LLC

Consolidated Statements of Operations

For the years ended December 31, 2018 and 2017

(in thousands of dollars)	2018	2017

Net Interest Income
Interest and fee income on loans	$7,764	$5,812
Interest expense:
Interest related to secured borrowings	2,114	1,047
Interest related to unsecured borrowings	2,182	1,660
Interest expense	$4,296	$2,707

Net interest income	3,468	3,105

Less: Loan loss provision	89	44
Net interest income after loan loss provision	3,379	3,061

Non-Interest Income
Gain on foreclosure of assets	$19	$–
Gain on sale of foreclosed assets	–	77
Total non-interest income	19	77

Income	3,398	3,138

Non-Interest Expense
Selling, general and administrative	$2,030	$2,066
Depreciation and amortization	82	24
Loss on the sale of foreclosed assets	103	–
Impairment loss on foreclosed assets	515	266
Total non-interest expense	2,730	2,356

Net income	$668	$782

Earned distribution to preferred equity holder	292	212

Net income attributable to common equity holders	$376	$570